Exhibit 5.1

LEGAL OPINION

June 7, 2017

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4437
T 303.223.1100 F 303.223.1111

Board of Directors

Real Goods Solar, Inc.

110 16th Street, 3rd Floor

Denver, CO 80202

Ladies and Gentlemen:

We are acting as special counsel to Real Goods Solar, Inc., a Colorado corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3, including any amendments thereto (the “Registration Statement”). The Registration Statement relates to the offer and sale by the Company of up to 6,127,404 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”), upon exercise of existing Series A Warrants, originally issued February 26, 2015, Series C Warrants, originally issued February 26, 2015, Series F Warrants, originally issued either June 30 2015 or July 1, 2015, Series I Warrants, originally issued December 13, 2016, Series M Warrants, originally issued February 6, 2017, and Series K Warrants, originally issued on February 9, 2017 (collectively, the “Warrants”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Company’s Articles of Incorporation and Bylaws, the resolutions of the Board of Directors authorizing the issuance of the Common Stock, and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that 6,127,404 shares of Common Stock issuable upon the exercise of the Warrants, when issued and delivered in accordance with the terms and conditions of the Warrants and the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the States of Colorado and New York, and do not render any opinion as to legal matters subject to or governed by laws other than the States of Colorado and New York or United States federal jurisprudence.

Very truly yours,

/s/Brownstein Hyatt Farber Schreck, LLP